Exhibit 10.5

Smart&Final®

Directors Deferred Compensation Plan

Master Plan Document

Adopted December 1, 1994
As Amended and Restated
Through March 31, 1999

Smart&Final®
Directors Deferred Compensation Plan
Master Plan Document

SMART & FINAL INC.
DIRECTORS DEFERRED COMPENSATION PLAN

ARTICLE I

Title and Effective Date

1.1	This Plan shall be known as the Smart & Final Directors Deferred Compensation Plan (hereinafter referred to as the “Plan”).

1.2	This Plan is effective as of December 1, 1994.

ARTICLE II

Definitions

2.1

“Account” means the account established by the Company as a bookkeeping record for each Participant who elects to defer compensation under the Plan and may, at the discretion of the Board, include one or more sub-accounts to reflect amounts credited to a Participant under the various terms of the Plan.

2.2	“Beneficiary” means the person, persons or entity entitled to receive any benefits under the Plan in accordance with Article VII.

2.3	“Board” means the board of directors of the Company.

2.4

“Change in Control” means the purchase or other acquisition after the effective date of the Plan by any person, entity or group of persons, within the meaning of Section 13(d) or Section 14 (d) of the Securities Exchange Act of 1934 (“Act”), or any comparable successor provisions, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 30 percent or more of either the outstanding shares of common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally, or the approval by the stockholders of the Company of a reorganization, merger, or consolidation, in each case, with respect to

Smart & Final Directors Deferred Compensation Plan
Amended and Restated – March 31, 1999

Smart&Final®
Directors Deferred Compensation Plan
Master Plan Document

which persons who were stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50 percent of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated Company’s then outstanding securities, or a liquidation or dissolution of the Company or of the sale of all or substantially all of the Company’s assets.

2.5	“Code” means the Internal Revenue Code of 1986, as amended.

2.6	“Committee” means the Compensation Committee of the Board.

2.7	“Company” means Smart & Final Inc.

2.8

“Covered Compensation” means director’s fees received by a Participant from the Company, whether in cash or in shares of the Company’s common stock, and any other compensation designated by the Committee.  For the Plan Year effective January 1, 1999 the Committee authorizes the Deferral at the Participant’s election of (i) grants of common stock of the Company made after January 1, 1999; (ii) common stock of the Company received in partial or full payment for services rendered to the Company; (iii) Restricted (common) Stock of the Company which becomes irrevocably vested in the Participant after January 1, 1999; and (iv) shares of common stock of the Company which become irrevocably vested in the Participant after January 1, 1999 through the proper exercise of options on such stock granted by the Company.  These deferral options related to the Company’s common stock shall remain effective for succeeding Plan Years, unless further modified by the Committee.  The Committee, in its sole and absolute discretion, may amend or terminate these deferral options related to the Company’s common stock, with such amendment or termination to take effect at the beginning of the following Plan Year.

2.9	“Deferral” means the portion of a Participant’s Covered Compensation that has been deferred in accordance with Section 3.1.

2.10

“Deferral Election” means the written form prescribed by the Committee to indicate the portion of Covered Compensation that the Participant wishes to defer. No Deferral Election shall be effective unless it is returned to the Committee or its designee prior to the relevant Election Date and it is executed by the Company.

2.11

“Disabled” means a physical or mental state of a Participant that would qualify a management associate employed by the Company for disability benefits under the Company’s Long Term Disability Plan, because of medically determinable bodily injury, mental impairment or disease sustained after the date of such person’s

Smart & Final Directors Deferred Compensation Plan
Amended and Restated – March 31, 1999

Smart&Final®
Directors Deferred Compensation Plan
Master Plan Document

designation as a Participant, as determined by the Committee. The Committee may rely on the conclusions reached by any insurance carrier that has issued an insurance policy covering the Participant or any physician chosen by or otherwise acceptable to the Committee.

2.12	“Election Date” means the date by which a Participant must submit a valid Deferral Agreement to the Company. The applicable Election Date is December 31 for the immediately following Plan Year.

2.13	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.14	“Normal Retirement Date” means the date as of which a Participant has attained age 65.

2.15

“Participant” means an outside director of the Company who has executed a Participation Agreement which has been accepted by the Company, and whose Account balance has not yet been distributed in full.

2.16

“Participation Agreement” means the written form prescribed by the Committee in which a Participant elects to participate in the Plan, to accept benefits provided hereunder and to be bound by the terms of the Plan. The Participant shall also select available distribution and withdrawal options. The Participation Agreement must be returned to the Committee or its designee prior to the Election Date for the first Plan Year in which the Participant is to make Deferrals. No Participation Agreement shall be effective until executed by the Company.

2.17

“Plan” means the deferred compensation plan as described in this instrument, and as amended from time to time. The Plan is intended to constitute an unfunded plan maintained primarily for the purpose of providing deferred compensation for a group of directors of the Company who are not employees of the Company or its affiliates.  As such, the Plan is not intended to be covered by or subject to ERISA.

2.18	“Plan Year” means the calendar year. The first Plan Year in which amounts shall be credited to Participants’ Accounts shall be 1995.

2.19	“Qualified Plan” means the plan qualified under Section 401(k) of the Code which is sponsored by the Company.

2.20

“Retirement” means a Participant’s Severance after the earlier of his Normal Retirement Date or becoming Disabled.  A Disabled Participant shall be deemed to retire when his Covered Compensation ceases to be paid.

Smart & Final Directors Deferred Compensation Plan
Amended and Restated – March 31, 1999

Smart&Final®
Directors Deferred Compensation Plan
Master Plan Document

2.21	“Severance” means the termination of a Participant’s status as a director of the Company for any reason, and shall include a Participant’s Retirement.

ARTICLE III

Deferral of Compensation

3.1

Each director who has become a Participant in the Plan may, by entering into a Deferral Election for a Plan Year, irrevocably elect to have a portion (not to exceed 100%) of his Covered Compensation for the Plan Year, expressed as either a percentage or a flat dollar amount, deferred and credited to the Participant’s Account in accordance with the terms and conditions of the Plan. A Participant must, at a minimum, elect to defer $2,500 for a Plan Year; provided that this minimum need not be met if Covered Compensation for such Plan Year is insufficient to yield such minimum Deferral in accordance with the Participant’s Deferral Election. No Deferrals shall be permitted after Severance.

3.2	A Participant who has not timely submitted a valid Deferral Election may not defer any Covered Compensation for the applicable Plan Year.

3.3

A Deferral Election remains it effect for the Plan Year to which it applies; provided that Deferrals may, in the sole and absolute discretion of the Committee, be suspended during any period in which the Participant is suffering from a financial emergency, as described in Article VI hereof, or is Disabled; or be modified to correct an error.  A Participant must file a new Deferral Election for any subsequent Plan Year. The terms of any Deferral Election may, but need not be, similar to the terms of any prior Deferral Election.

ARTICLE IV

Deferral Account and Crediting

4.1

Amounts deferred by a Participant shall be credited, as of the first day of the month in which such deferred amounts would otherwise be paid to the Participant, to a separate Account maintained by the Company for each Participant as a dollar amount.

4.2

The amount in the Participant’s Account shall be adjusted for gain or loss on the last day of each month based on the performance (net earnings rate) of the investment options selected by the Participant in accordance with Section 4.3. Gain or loss shall be

Smart & Final Directors Deferred Compensation Plan
Amended and Restated – March 31, 1999

Smart&Final®
Directors Deferred Compensation Plan
Master Plan Document

computed as if all amounts credited to the Account pursuant to Article III were credited as of the first day of the month, and all amounts withdrawn from the Account were withdrawn on the last day of the month.

4.3

The Committee shall specify two or more investment funds which shall serve as indices for the investment performance of amounts credited to the Accounts.  The Committee shall also permit the total shareholder return on the Company’s common stock to serve as an index for investment performance of amounts credited to the Accounts.  The Accounts shall be adjusted to reflect the gain or loss such Accounts would experience had they actually been invested in the specified funds or in the Company’s common stock at the relevant times. The Committee may vary the available investment funds from time to time, but not more frequently than quarterly.  Subject to Section 4.5, the Participant may select his investment options for new Deferrals and contributions, or for amounts already credited to his Account, once per calendar quarter effective as of the last day of such quarter.

4.4	Participants shall receive quarterly account statements approximately three weeks following the end of each calendar quarter.

4.5

Notwithstanding any other provision herein, amounts which are elected to be invested in the Company’s common stock may not be moved out of such investment alternative.  Such amounts shall be denominated and paid solely in shares of the Company’s common stock.

ARTICLE V

Distributions

5.1

In the event of Retirement, distribution of the value of a Participant’s Account balance shall be made as soon as practicable after such Retirement consistent with the form of distribution specified on the Participant’s Participation Agreement. Available forms shall include either a lump sum payout or five, ten or fifteen annual installments. Accounts subject to installment payout shall continue to be adjusted for gains or losses in the same manner as active Accounts. A Participant may modify any distribution format election at any time prior to the date which is one year before his Retirement, but such election is otherwise irrevocable.  Notwithstanding the foregoing, a Disabled Participant may request distribution in the form of a lump sum payout.  The Committee, in its sole and absolute discretion, may approve or disapprove such request.

Smart & Final Directors Deferred Compensation Plan
Amended and Restated – March 31, 1999

Smart&Final®
Directors Deferred Compensation Plan
Master Plan Document

5.2

A Participant may elect in his Participation Agreement to have one or more distributions of a specified percentage or dollar amount of his Account, not more frequently than once in a Plan Year commencing in his sixth year of participation, provided that the Participant has not had a Severance. A Participant may delay or cancel such distribution at any time prior to the date which is two years prior to the calendar year in which the originally scheduled distribution would take place, but such election is otherwise irrevocable.

5.3

If a Participant has a Severance prior to his Retirement, he shall receive the value of his Account in one lump sum payment as soon as practicable after Severance.  Notwithstanding the foregoing, the Committee in its sole and absolute discretion may offer a Participant the option to accept an alternative form of payment.  The acceptance of the offer must be in writing, on a form provided by the Committee, and must be received by the Committee not later than ninety days prior to Severance to be effective.  Accounts thereby subject to postponed and/or installment alternative payout shall continue to be adjusted for gains or losses in the same manner as active Accounts.

5.4	The Participant shall at all times have a nonforfeitable right to the value of his Account.

5.5

A Participant may, at any time, elect to withdraw all or a portion of the remainder of his Account balance prior to the time such balance is otherwise due and payable, subject to a withdrawal penalty (the amount to be withdrawn prior to application of the withdrawal penalty shall be referred to as the “Withdrawal Amount”, which may not exceed the balance of the Participant’s Account immediately prior to the withdrawal). The Participant shall make this election by giving the Committee advance written notice of the election in a form determined from time to time by the Committee. The withdrawal penalty shall be equal to 10 percent of the Withdrawal Amount. The Participant shall be paid the Withdrawal Amount, less penalty and applicable withholding, within 60 days of his election.

5.6	Subject to Section 4.5, all distributions of a Participant’s Account shall be made in cash, and shall be subject to applicable withholding for taxes.

ARTICLE VI

Hardship Distributions

6.1

At the request of a Participant, or at the request of any of the Participant’s Beneficiaries after the Participant’s death, the Committee may, in its sole discretion, pay as a hardship distribution all or part of the value of a Participant’s Account.  Such hardship

Smart & Final Directors Deferred Compensation Plan
Amended and Restated – March 31, 1999

Smart&Final®
Directors Deferred Compensation Plan
Master Plan Document

distribution may be allowed only in the event of a financial emergency beyond the Participant’s or Beneficiary’s control as defined in the Qualified Plan. A hardship distribution must be limited to only that amount necessary to relieve the financial emergency, determined under principles similar to those applicable to hardship distributions made under the Qualified Plan.

ARTICLE VII

Death Benefits

7.1

If a Participant dies at any time before his Account has been paid in full, his Beneficiary shall receive the balance of the Participant’s Account as of the date of death in accordance with Section 7.3. Notwithstanding the foregoing, if the Participant dies after Severance but prior to Retirement, and prior to receipt of the lump sum benefit provided in section 5.3, his Beneficiary shall receive only such lump sum benefit, and not the benefits described in this Article.

7.2

In the event that a Participant’s death occurs before Severance and is not attributable to suicide committed within two years of commencement of participation hereunder, there shall be added to the Participant’s Account and paid in accordance with Section 7.3 an amount equal to twice the Participant’s actual Deferrals under Section 4.1 hereof (exclusive of any earnings thereon).

7.3

The portion of the death benefit payable pursuant to Sections 7.1 and 7.2 representing the Account balance shall be paid in three equal annual installments. In addition, interest on the Account, to be paid with each installment, shall be computed in the following manner:

(a)

Subject to Section 11.1, the Company may, in its discretion, segregate a portion of its general assets equal to the Account balance and invest such portion in a short term, fixed income investment such as an interest bearing bank account or a money market account, in which event the interest credited with respect to the Account shall be equal to the actual yield on the Company’s account.

(b)

In the event that the trustee of a grantor trust described in Section 11.1 holds funds that are intended by the Committee to be used to pay the death benefit, then the interest credited with respect to the Account shall be equal to the actual positive yield received by the trustee on the investment of such funds.

	(c)	If neither subsection (a) or (b) is applicable, interest shall be credited at the prime rate of interest as reported in the national financial press reduced by 3%

Smart & Final Directors Deferred Compensation Plan
Amended and Restated – March 31, 1999

Smart&Final®
Directors Deferred Compensation Plan
Master Plan Document

per annum, but in no event shall the interest rate determined under this subsection be less than 4% per annum.

Notwithstanding the foregoing, the Committee may, in its sole and absolute discretion and at the request of a Beneficiary, accelerate any such payments.

7.4

A Participant shall designate his Beneficiary to receive death benefits under the Plan by completing the appropriate form specified by the Committee. If more than one Beneficiary is named, the shares and/or precedence of each Beneficiary shall be indicated. A Participant shall have the right to change the Beneficiary by submitting a Change of Beneficiary form. No beneficiary designation or change of beneficiary shall be effective until received by the Committee. The designation by a married Participant of a Beneficiary other than the Participant’s spouse must be consented to in writing by the spouse.

7.5

If the Committee has any doubt as to the proper Beneficiary to receive payments hereunder, the Committee shall have the right to direct the Company to withhold such payments until the matter is finally adjudicated. However, as provided in Section 11.12 hereof, any payment made by the Company, in good faith and in accordance with the Plan and the directions of the Committee, shall fully discharge the Company, the Employer, the Board and the Committee from all further obligations with respect to that payment.

7.6

In making any payments to or for the benefit of any minor or an incompetent Beneficiary, the Committee, in its sole and absolute discretion, may direct the Company to make a distribution to a legal or natural guardian or other relative of a minor or court appointed committee of such incompetent.  Alternatively, the Committee may direct the Company to make a payment to any adult with whom the minor or incompetent temporarily or permanently resides. The receipt of such payment by a guardian, committee, relative or other person shall be a complete discharge of the Company, the Employer, the Board, and the Committee with respect to such payment.  Neither of the Board, the Committee, nor the Company shall have any responsibility to see to the proper application of any payments so made.

7.7

If a Participant has not designated a Beneficiary, or if a designated Beneficiary is not living or in existence at the time of a Participant’s death, any death benefits payable under the Plan shall be paid to the Participant’s spouse, if then living, and if the Participant’s spouse is not then living, to the Participant’s estate.

Smart & Final Directors Deferred Compensation Plan
Amended and Restated – March 31, 1999

Smart&Final®
Directors Deferred Compensation Plan
Master Plan Document

ARTICLE VIII

Administration of the Plan

8.1

Except for certain functions expressly reserved herein to the Board, the Plan shall be  administered by the Committee. All resolutions or other actions taken by the Committee shall be by vote of a majority of those present at a meeting at which a majority of the members are present, or in writing by a majority of all the members at the time in office if they act without a meeting.

8.2

Subject to the terms of the Plan, the Committee shall, from time to time, establish rules, forms and procedures for the administration of the Plan. Except as herein otherwise expressly provided, the Committee shall have the exclusive right to interpret the Plan and to make, amend, interpret and enforce all rules adopted in connection with the Plan and to decide any and all matters arising hereunder or in connection with the administration of the Plan. The decisions, actions and records of the committee shall be conclusive and binding upon the Company and all persons having or claiming to have any right or interest in or under the Plan.

8.3

The Committee may, in the administration of the Plan, employ agents and delegate to them such administrative duties as it deems appropriate and may, from time to time, consult with counsel who may be counsel to the Company.

8.4

The members of the Committee and the officers and directors of the Company shall be entitled to rely on all certificates and reports made by any duly appointed accountants, and on all opinions given by any duly appointed legal counsel, which legal counsel may be counsel for the Company.

8.5

To enable the Committee to perform its functions, the Company shall supply full and timely information to the Committee on all matters relating to the compensation of Participants, the date and circumstances of the termination of employment or death of a Participant and such other pertinent information as the Committee may reasonably require.

8.6	The expenses of the Committee properly and actually incurred in the performance of its duties under the Plan shall be paid by the Company.

8.7	The members of the Committee shall serve without bond, and without compensation for their services as Committee members except as the Company may provide in its discretion.

8.8	The committee may, from time to time, designate an agent of the Plan for the service of legal process. The Committee shall cause such agent to be identified in materials it

Smart & Final Directors Deferred Compensation Plan
Amended and Restated – March 31, 1999

Smart&Final®
Directors Deferred Compensation Plan
Master Plan Document

distributes or causes to be distributed when such identification is required under applicable law. In the absence of such a designation, the Company shall be the agent of the Plan for the service of legal process.

8.9

The Company, in its discretion, may obtain, pay for and keep current a policy or policies of insurance, insuring the Committee members, the members of the Board and other associates to whom any responsibility with respect to the administration of the Plan has been delegated against any and all costs, expenses and liabilities (including attorneys’ fees) incurred by such persons as a result of any act, or omission to act, in connection with the performance of their duties, responsibilities and obligations under the Plan and any applicable law.

8.10

If the Company does not obtain, pay for and keep current the type of insurance policy or policies referred to in Section 8.10, or if such insurance is provided but any of the parties referred to in Section 8.10 incur any costs or expenses which are not covered under such policies, then the Company shall indemnify and hold harmless, to the extent permitted by law, such parties against any and all costs, expenses and liabilities (including attorneys’ fees) incurred by such parties in performing their duties and responsibilities under this Plan, provided that such party or parties were not guilty of willful misconduct. In the event that such party is named as a defendant in a lawsuit or proceeding involving the Plan (other than in a lawsuit brought against such party by the Company) the party shall be entitled to receive on a current basis the indemnity payments provided for in this Subsection, provided however that if the final judgment entered in the lawsuit or proceeding holds that the party is guilty of willful misconduct with respect to the plan, the party shall be required to refund the indemnity payments that it has received.

ARTICLE IX

Claims Procedure

9.1

If a Participant or Beneficiary (hereinafter referred to as the “Applicant”) does not receive the timely payment of the benefits which the Applicant believes are due under the Plan, the Applicant may make a claim for benefits in the manner hereinafter provided.

9.2

All claims for benefits under the Plan shall be made in writing and shall be signed by the Applicant. Claims shall be submitted to a representative designed by the Committee and hereinafter referred to as the “Claims Coordinator.” The Claims Coordinator may, but need not, be a member of the Committee. If the Applicant does not furnish

Smart & Final Directors Deferred Compensation Plan
Amended and Restated – March 31, 1999

Smart&Final®
Directors Deferred Compensation Plan
Master Plan Document

sufficient information with the claim for the Claims Coordinator to determine the validity of the claim, the Claims Coordinator shall indicate to the Applicant any additional information which is necessary for the Claims Coordinator to determine the validity of the claim.

9.3

Each claim hereunder shall be acted on and approved or disapproved by the Claims Coordinator within 90 days following the receipt by the Claims Coordinator of the information necessary to process the claim.

9.4

In the event the Claims Coordinator denies a claim for benefits in whole or in part, the Claims Coordinator shall notify the Applicant in writing of the denial of the claim and notify the Applicant of his right to a review of the Claims Coordinator’s decision by the Committee. Such notice by the Claims Coordinator shall also set forth, in a manner calculated to be understood by the Applicant, the specific reason for such denial, the specific provisions of the Plan or Agreement on which the denial is based, a description of any additional material or information necessary to perfect the claim with an explanation of why such material or information is necessary, and an explanation of the Plan’s appeals procedure as set forth in this Section.

9.5

If no action is taken by the Claims Coordinator on an Applicant’s claim within 90 days after receipt by the Claims Coordinator, such claim shall be deemed to be denied for purposes of the following appeals procedure.

9.6

Any Applicant whose claim for benefits is denied in whole or in part may appeal from such denial to the Committee for a review of the decision by the Committee. Such appeal must be made within three months after the Applicant has received actual or constructive notice of the denial as provided above. An appeal must be submitted in writing within such period and must:

	(a)	Request a review by the Committee of the claim for benefits under the Plan; and

	(b)	Set forth all of the grounds upon which the Applicant’s request for review is based on and any facts in support thereof; and

	(c)	Set forth any issues or comments which the Applicant deems pertinent to the appeal.

9.7

The Committee shall regularly review appeals by Applicants. The Committee shall act upon each appeal within 60 days after receipt thereof unless special circumstances require an extension of the time for processing, in which case a decision shall be rendered by the Committee as soon as possible but not later than 120 days after the appeal is received by the Committee.

Smart & Final Directors Deferred Compensation Plan
Amended and Restated – March 31, 1999

Smart&Final®
Directors Deferred Compensation Plan
Master Plan Document

9.8

The Committee shall make full and fair review of each appeal and any written materials submitted by the Applicant in connection therewith. The Committee may require the Applicant to submit such additional facts, documents or other evidence as the Committee in its discretion deems necessary or advisable in making its review. The Applicant shall be given the opportunity to review pertinent documents or materials upon submission of a written request to the Committee, provided the Committee finds the requested documents or materials are pertinent to the appeal.

9.9

On the basis of its review, the Committee shall make an independent determination of the Applicant’s eligibility for benefits under the Plan. The decision of the Committee on any claim for benefits shall be final and conclusive upon all parties thereto.

9.10

In the event the Committee denies an appeal in whole or in part, the Committee shall give written notice of the decision to the Applicant, which notice shall set forth, in a manner calculated to be understood by the Applicant, the specific reasons for such denial and which shall make specific reference to the pertinent provisions of the Plan or Agreement on which the Committee’s decision is based.

9.11	No Participant or Beneficiary may commence any legal action based upon the Plan until the procedures specified in this Article have been commenced and completed.

ARTICLE X

Amendment and Termination

10.1

The Company, by action of the Board, may amend or modify this Plan from time to time or may terminate the Plan if it deems appropriate; provided that no such amendment, modification or termination shall in any way reduce the vested portion of affected Participants’ (or Beneficiaries’) Accounts measured as of the date the amendment, modification or termination is made, or, if later, the effective date of such actions.

10.2

In the event that the Plan is terminated, the Company shall pay all Account balances in a lump sum or in annual installments over three years (with earnings), in its discretion, to Participants (and Beneficiaries of deceased Participants).

10.3	Upon termination of the Plan, all Deferrals and payment of benefits (except as provided in Section 10.2) shall cease.

Smart & Final Directors Deferred Compensation Plan
Amended and Restated – March 31, 1999

Smart&Final®
Directors Deferred Compensation Plan
Master Plan Document

ARTICLE XI

Miscellaneous

11.1

The Company’s obligation under the Plan shall in every case be an unfunded and unsecured promise to pay. Participants’ and Beneficiaries’ rights as to benefits hereunder shall be no greater than those of general, unsecured creditors of the Company. The Company shall not be obligated under any circumstances to fund its financial obligations under the Plan, although the Company may establish one or more grantor trusts subject to Code Section 671 to facilitate the payment of benefits hereunder. Any assets which the Company may acquire or set aside to help cover its financial liabilities are and must remain general assets of the Company, and such assets as well as any assets set aside in a grantor trust shall be subject to the claims of its general creditors in accordance with such trust.

11.2

No sale, transfer, alienation, assignment, pledge, collateralization or attachment of any benefits under the Plan shall be valid or recognized by the Company. Neither the Participant, his spouse, or designated Beneficiary shall have any power to hypothecate, mortgage, commute, modify or otherwise encumber in advance of any of the benefits payable hereunder, not shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony, maintenance owed by the Participant or his Beneficiary, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise.

11.3

The Plan shall be binding upon the Company, its assigns, and any successor company which shall succeed to substantially all of its assets and business through merger, acquisition or consolidation, and upon a Participant, his Beneficiary, assigns, heirs, executors and administrators.

11.4

The terms and conditions of the Plan shall not be deemed to constitute a contract of employment between the Company and a director. Nothing in this Plan shall of itself be deemed to give a director the right to be retained as a director of the Company or to interfere with any right of the shareholders to remove or fail to re-elect a director at any time.

11.5

Each Participant shall cooperate with the Company by furnishing any and all information reasonably requested by the Company and take such other actions as may be requested in order to facilitate the administration of the Plan and the payment of benefits hereunder.

11.6	In case any provisions of this Plan shall be found illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be

Smart & Final Directors Deferred Compensation Plan
Amended and Restated – March 31, 1999

Smart&Final®
Directors Deferred Compensation Plan
Master Plan Document

construed and enforced as if such illegal and invalid provision had never been included herein.

11.7

Any notice which shall be or may be given under the Plan, a Participation Agreement or a Deferral Agreement shall be in writing and shall be mailed by United States mail, postage prepaid.  If notice is to be given to the Company, such notice shall be addressed to the Company at: 600 Citadel Drive, Commerce, California 90040, Attention: General Counsel; if notice to a Participant, addressed to the last known address on the Company’s records. Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant. Any party may, from time to time, change the address to which notices shall be mailed by giving written notice of such new address.

11.8

A Participant who is on an approved leave of absence for a period of not more than one year, shall be deemed to be a Participant serving as a director during such leave of absence. A Participant who is on an approved leave of absence for a period in excess of one year shall be deemed to have voluntarily terminated his directorship as of the end of such one year period.

11.9

The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

11.10

If, for any reason, all or any portion of a Participant’s benefit under this Plan becomes taxable to the Participant prior to receipt, a Participant may petition the Committee for a distribution of funds sufficient to meet the Participant’s tax liability (including additions to tax, penalties and interest). Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Company shall distribute to the Participant immediately available funds in an amount equal to that Participant’s federal, state and local tax liability associated with such taxation, which liability shall be measured by using that Participant’s then current highest federal, state and local marginal tax rate, plus the rates or amounts for the applicable additions to tax, penalties and interest. This distribution shall include an additional amount to “gross up” the tax liability distribution to include all applicable taxes on the tax liability distribution and the grossed up amount. If the petition is granted, the tax liability distribution (including gross-up) shall be made within 90 days of the date when the Participant’s petition is granted. Such a distribution shall affect and reduce the benefits to be paid under Articles V, VI, and VII hereof.

Smart & Final Directors Deferred Compensation Plan
Amended and Restated – March 31, 1999

Smart&Final®
Directors Deferred Compensation Plan
Master Plan Document

11.11

The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for directors. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

11.12

The payment of benefits under the Plan to a Participant or Beneficiary shall fully and completely discharge the Company, the Employer, the Board, and the Committee from all further obligations under this Plan with respect to a Participant, and that Participant’s Participation Agreement and any outstanding Deferral Elections shall terminate upon such full payment of benefits.

11.13	Unless the context clearly indicates otherwise, masculine pronouns shall include the feminine and singular words shall include the plural and vice versa.

11.14	Titles and headings of the Articles and Sections of the Plan are included for ease of reference only and are not to be used for the purpose of construing any portion or provision of the Plan document.

11.15	This Plan shall be governed by the laws of the State of California.

11.16	This instrument and any Participation Agreement or Deferral Election may be executed in one or more counterparts, each of which is legally binding and enforceable.

IN WITNESS WHEREOF, this Directors Deferred Compensation Plan has been executed as of December 1, 1994.

SMART & FINAL INC.

AND AS AMENDED THROUGH MARCH 31, 1999

1st Amendment	August 29, 1996
2nd Amendment	February 17, 1999
3rd Amendment	March 31, 1999

Smart & Final Directors Deferred Compensation Plan
Amended and Restated – March 31, 1999